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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.    3    )*
                                          ---------

                        Gaylord Entertainment Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Class A Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  367901105
                  --------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 8 pages
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CUSIP No. 367901105                       13G                  Page 2 of 5 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Dickinson Trust (Martin C. Dickinson, Elizabeth M. Dickinson
               & Elizabeth D. Smoyer, Co-Trustees)

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Organized in California
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                             0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                           0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                             0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                      3,596,615
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,596,615

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   7.45%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

                    OO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

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    This Amendment No. 3 amends and restates the Schedule 13G dated February
12, 1993, as amended by Amendment No. 1 dated February 14, 1994, and Amendment No. 2 dated February 13, 1996.

ITEM 1.

       (a)    NAME OF ISSUER:  Gaylord Entertainment Company

       (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     2802 Opryland Drive
                     Nashville, Tennessee  37214

ITEM 2.

       (a)    NAME OF PERSON FILING:

              Dickinson Trust (Martin C. Dickinson, Elizabeth M. Dickinson and Elizabeth D. Smoyer, Co-Trustees)

       (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              P.O. Box 7078
              Rancho Santa Fe, California  92067

       (c)    CITIZENSHIP:

              Trust organized in the State of California

       (d)    TITLE AND CLASS OF SECURITIES:

              Class A Common Stock, $.01 par value ("Class A Stock")

       (e)    CUSIP NUMBER: 367901105


ITEM 3. INFORMATION REQUIRED WHERE STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

       Not applicable.

ITEM 4.       OWNERSHIP

       (a)    AMOUNT BENEFICIALLY OWNED:                              3,596,615

       (b)    PERCENT OF CLASS:                                            7.45%

       (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                0

              (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:              0

              (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE
                     DISPOSITION OF:                                          0

              (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE
                     DISPOSITION OF:                                  3,596,615


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not applicable.


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

ITEM 10.      CERTIFICATION

              Not applicable since statement not filed pursuant to Rule 13d-
1(b).


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997                          DICKINSON TRUST
                                                  Martin C. Dickinson,
                                                  Trustee



                                                  By:
                                                       -------------------------
                                                       Frederic T. Spindel,
                                                       Authorized Representative
                                                       of the Dickinson Trust





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